Exhibit 10.1

MIDAS, INC.

AMENDED AND RESTATED SEVERANCE PLAN

FOR

FULL TIME SALARIED (EXEMPT)

AND HOURLY (NON-EXEMPT)

EMPLOYEES

Amended: Effective March 12, 2012

Summary Plan Description

HIGHLIGHTS

This Summary Plan Description (this “Document”) describes the Midas, Inc. Amended and Restated Severance Plan for Full Time Salaried (Exempt) and Hourly (Non-Exempt) Employees (the “Plan”).

The Plan applies to certain full-time employees of Midas, Inc., and any of its affiliated entities (collectively, the “Company”) and provides a broad range of severance and related benefits. Some of these benefits are highlighted below, and all are described in more detail in this Document which follows.

•	Severance Pay. You may receive severance pay if you sign, submit and do not revoke a separation agreement within 45 days of your termination date, as defined below. Severance pay is available on the same pay periods on which you were previously paid. See Sections 3 and 4.

•	Career Transition Services. If you are entitled to severance benefits, you may qualify for career transition assistance, as described in Section 5.

•	Health, Dental, and Basic Life Insurance. The Company will continue to provide medical, dental, and basic life insurance, so long as you are entitled to receive severance payments. After severance payments cease, COBRA continuation coverage for health care benefits is available, and group life insurance can be converted to an individual policy without providing proof of insurability. See Sections 6 and 7.

Plan Name and Type

The name of the severance plan is the Midas, Inc. Amended and Restated Severance Plan for Full Time Salaried (Exempt) and Hourly (Non-Exempt) Employees. The Plan is considered a welfare plan under the Employee Retirement Income Security Act of 1974, as amended (ERISA). This Document is to serve as both the plan document and the summary plan description.

The Plan supersedes and voids any other plan, policy or program previously maintained by the Company for eligible employees, including the Midas, Inc. Severance Plan for Full Time Salaried (Exempt) and Hourly (Non-Exempt) Employees; provided that the Plan shall not supersede any Change in Control Agreement (as defined below). The effective date of the Plan is March 12, 2012.

SECTION 1

ELIGIBILITY AND PARTICIPATION

In order to participate in the Plan, you must meet the eligibility and participation requirements described below and not be excluded for the reasons hereinafter described.

1.1 ELIGIBILITY

Except as described below, the Plan makes severance benefits available only to full-time salaried (exempt) and hourly (non-exempt) employees who the Company, in its sole discretion, determines are eligible for such benefits. Eligible employees under the Plan must, at a minimum, be individuals who:

•	are involuntarily terminated from active employment due to shut down of facilities, sale of all or part of a business (where the acquiring or purchasing company does not offer continued employment), or job elimination (where the employee has not been offered a comparable job with the Company at a location that does not involve a relocation of the employee’s residence);

•	are not covered by a collective bargaining agreement, unless such agreement provides for participation in this severance program;

•	are not entitled to severance or similar benefits under any other program or arrangement sponsored or funded by the Company other than severance payments made exclusively upon a severance in connection with a change in control of the Company;

•	have not engaged in activities that would have been grounds for termination for cause; and

•	remain at work until the separation date established by the Company or other mutually agreed date.

Employees who are terminated by reason of death, disability, retirement, discharge for cause, sale of all or part of a business (where the acquiring or purchasing company offers continued employment at a location that does not require relocation of the employee’s residence), failure to return to work following a leave of absence, temporary layoff, or for any other reason not specified in the above paragraphs, shall not be considered eligible for severance pay. Temporary layoffs generally include layoffs of one year or less.

An individual is ineligible to participate in the Plan if he or she is a leased employee, an independent contractor, or any other individual who provides services to the Company and who is not treated as an employee by the Company, even if a court, administrative agency, or other entity determines that you are a common-law employee.

Subject to the Section entitled Severance Compensation for Eligible Officers upon Change in Control, an employee is ineligible to participate in the Plan, if he or she is terminated for unacceptable performance or for a material violation of any Company policies, as determined by the Company in its sole discretion.

An employee is ineligible if the Company offers him or her a position with the Company that the Company determines to be a position comparable to the position the employee held before the Company eliminated the employee’s prior position.

An employee is ineligible if the employee has not returned all Company property in his or her possession or control and settled satisfactorily all expenses owed to the Company no later than 60 days after involuntary separation.

All employees that work at one or more company-owned and operated shop(s) are ineligible to participate in the Plan.

An employee who is entitled to receive severance under a Change in Control Agreement will not also receive severance payments or benefits under the Plan.

The Company may, in its sole discretion, offer an eligible employee greater severance pay and benefits than the pay and benefits provided for under the express terms of the Plan.

The Plan Administrator, in its sole and complete discretion, shall determine whether an employee meets the Plan’s eligibility criteria and whether the employee meets any of the conditions for ineligibility. Benefits under the Plan will be paid only if the Plan Administrator decides, in its sole discretion, that the employee is entitled to them.

You are required to return to the Company, any severance pay that was paid out to you by mistake of fact, law, or contrary to the terms of the Plan. No verbal or written representation contrary to the express terms of the Plan is binding on any person or entity. The Plan does not confer employment rights on any person. Unlawful or unenforceable provisions may be severed from the Plan with the remaining provisions continuing in full force and effect.

1.2 PARTICIPATION

If you are eligible to participate in the Plan, you will receive a letter signed by an authorized Company official stating:

•	that your employment has been terminated involuntarily, and

•	that you are entitled to elect the severance benefits described in this Document by entering into a separation agreement within 45 days of your termination date, as defined below.

In addition, the letter will state the date your employment ends (referred to in this Document as your “termination date”). Issuance of this letter and signing the separation agreement are conditions to participation. Only eligible individuals who receive such a letter and sign the separation agreement and general release within 45 days of their termination date may participate in the Plan. Otherwise eligible participants who the Company determines have engaged in activities that would have been grounds for termination for cause will forfeit all rights under the Plan.

SECTION 2

SEVERANCE BENEFITS OVERVIEW

Severance benefits are available under the Plan to employees who meet the eligibility and participation requirements, and elect to receive such benefits by entering into a separation agreement.

•	Requirements: You must meet the eligibility and participation requirements in Section 1. In addition, you must sign, submit and not revoke your separation agreement within 45 days of your termination date, as described in Section 3.

•	Benefits: Benefits include severance pay, and continuation of health, dental and life insurance benefits under the Midas Group Benefits Plan.

After the end of the Company provided benefit continuation period, you may be eligible for COBRA continuation health coverage and group life insurance conversion.

Each benefit mentioned above is described in detail in Sections 4 through 7 of this Document, which occasionally references other documents. If you need a copy of any of the documents referenced or have any questions about your benefits, contact your Human Resources Representative.

SECTION 3

SEPARATION AGREEMENT

To receive severance benefits you must sign, submit and not revoke the confidential separation agreement and release of all claims document (referred to as a “separation agreement” in this Document) within 45 days of your termination date, which confirms your rights under the Plan and provides the Company certain protections authorized by law. If your employment is terminated during a Protection Period (as defined below), the separation agreement you shall be required to execute shall not be less favorable to you than the separation agreement used under this Plan immediately prior to the commencement of the Protection Period.

You may wish to consult with an attorney prior to signing the separation agreement. The employee bears the cost of any attorney fees. The document should be signed and returned for signature by an authorized Company official. A fully-executed copy will be returned to you for your files.

3.1 TIME FRAME FOR SIGNING

You may sign and return the separation agreement at any time within a minimum of at least 21 and a maximum of 45 days of receipt, as described in the separation agreement. Signed separation agreements should be returned to the Vice President of Human Resources.

3.2 REVOCATION RIGHT

If you sign your separation agreement, you may revoke it in writing within seven (7) calendar days after it is signed and returned. Revocations must also be returned to the Vice President of Human Resources and are not effective unless received within the seven (7) calendar day period. After seven (7) calendar days, your separation agreement becomes irrevocable. Severance pay will begin upon the 60th day after your termination date provided, however, that to the extent your severance pay does not constitute “deferred compensation” for purposes of Code Section 409A, such compensation shall commence once your release is executed and no longer subject to revocation. If you revoke your separation agreement within the seven (7) calendar day revocation period, you shall not be eligible for any pay or benefits under the Plan.

SECTION 4

SEVERANCE PAY

Severance pay is paid at your base compensation rate on your regularly scheduled paydays as in effect on your termination date, but in no event less frequently than monthly. Base compensation does not include bonuses, overtime pay, shift premium pay, incentive payments, commissions, fees or other premium payments or automobile allowances.

Severance pay will be reduced by taxes, medical insurance contributions under the Midas Group Benefit Plan, amounts owed to the Company, and any legally required deductions. The amount of any payment provided under the Plan will be reduced by any similar payment made by the Company required by any federal or state law including but not limited to the Worker Adjustment and Retraining Notification Act with respect to such termination of employment, and if you are in inactive status, the amount of any short-term disability income benefits the Company or a Company plan paid to you in the preceding twelve months. Severance pay will be paid in the same manner as you were paid as an employee.

To be entitled to severance pay you must meet the eligibility and participation requirements in Section 1, and you must sign, submit and not revoke your separation agreement within 45 days of your termination date. If you meet these requirements, you will be eligible for severance pay based upon:

(1)	employment status; and

(2)	full years of service from hire date with the Company (as calculated by the Plan Administrator using only service that is identified as continuous and uninterrupted employment as an employee of the Company).

Non-Exempt Employee

•	One week for each full year of service

  Minimum – 2 weeks

  Maximum – 13 weeks

Exempt Employee (Other than Vice President, Senior Vice President, Executive Vice President or President)

•	Two weeks for each full year of service

  Minimum – 4 weeks

  Maximum – 26 weeks

Exempt Employee (Vice President, Senior Vice President, Executive Vice President or President)

•	26 weeks (subject to the provisions of “Severance Compensation for Eligible Officers upon Change in Control” below)

Severance Compensation for Eligible Officers upon Change in Control

In the event of a termination of your employment within the one-year period following a change of control of the nature described in Section 4(b) of the Change in Control Agreement (such period, a “Protection Period”), and provided that you are an Eligible Officer (also as defined below), you will be entitled to receive, in lieu of the 26 weeks of severance pay described above, the severance compensation described in Section 4 of the Change in Control Agreement, except that (A) under Subsection 4(b)(i) thereof, you shall only be entitled to a lump-sum severance payment equal to one (1) times your Adjusted Annual Compensation (as such term is defined in said Subsection 4(b)(i)), and (B) under Subsections 4(b)(iii) and 4(b)(iv) thereof, you shall only be entitled to twelve (12) months of continuing Employee Benefits and Retirement Benefits (as such terms are defined in said Subsections 4(b)(iii) and 4(b)(iv), respectively). In all other respects, the terms and conditions of the Change in Control Agreement shall apply to the severance compensation described in this paragraph (as if such terms and conditions are fully incorporated into the Plan). For the avoidance of doubt, (i) the payments under Subsection 4(b)(i) shall be made in a lump sum pursuant to the schedule provided in Subsection 4(b)(ii) and (ii) a release will not be required to receive any payments under this paragraph.

For purposes of the foregoing:

(a)	“Change in Control Agreement” shall be defined as the Company’s then most recent form of Change in Control Agreement, as filed by the Company with the Securities and Exchange Commission as an exhibit to its then most recent Annual Report on Form 10-K; and

(b)	“Eligible Officer” shall be defined as an exempt employee who, on the date of termination: (1) meets the eligibility and participation requirements in Section 1 of this Summary Plan Description, (2) holds the title of Vice President, Senior Vice President, Executive Vice President or President immediately prior to the occurrence of the Change in Control, and (3) is not a party to a separate, written Change in Control Agreement with the Company.

Severance pay (and severance compensation, as applicable) will begin upon the 60th day after your termination date provided, however, that to the extent your severance pay does not constitute “deferred compensation” for purposes of Code Section 409A, such compensation shall commence once your release is executed and no longer subject to revocation. Depending on when you sign your separation agreement, your payments may continue without interruption, or may temporarily cease. If your payments are interrupted, you will receive a “catch up” payment to make up for any missed payments once your separation agreement becomes irrevocable. In addition, any benefits you would have been entitled to under the Plan will be reinstated retroactively for the period covered by that payment. Any payments shall be delayed for six months following your termination date if so required by Section 409A of the Internal Revenue Code of 1986, and amended (the “Code”), with any amounts that would have been paid during such six month period to be paid in a lump sum on the day following the expiration of such six month period.

Except as may otherwise be provided in the Change in Control Agreement (if applicable), your entitlement to severance benefits ends after you have received all of your weeks of severance pay. If you receive any severance benefits to which you are not entitled, you must return those benefits to the Company.

SECTION 5

CAREER TRANSITION SERVICES

Career transition services will be made available at the Company’s discretion to certain participants entitled to severance benefits. Any benefits provided will be arranged through the Vice President of Human Resources.

SECTION 6

HEALTH AND DENTAL CONTINUATION

If you receive severance pay, you will be entitled to continue the health and dental benefits of the Midas Group Benefits Plan. The duration of your Company provided health and dental benefits depend upon the length of time you receive severance pay as described in Section 4. After the Company-provided continuation of health and dental benefits ceases, you may be eligible to continue health and dental benefits under COBRA. If you choose not to sign the separation agreement authorizing your acceptance of the severance arrangements, a COBRA packet will be mailed to your house address for your use to enroll in COBRA.

Contributions made by the Company and you for these benefits are the same as the contributions for active employees and will continue to be made on a pre-tax basis. Contributions and coverage will change if there are any changes made to the health and/or dental benefits of the Midas Group Benefits Plan which impact active employees. During the period you receive these benefits, you will continue to have the same election change rights as active employees, including annual enrollment and dependent status changes.

If your severance payments are interrupted, your health and dental benefits under the Midas Group Benefits Plan will cease during this interruption. Your benefits will be reinstated retroactively if severance payments begin again.

6.1 OPTIONAL COBRA COVERAGE

After severance ends, if you were paid severance, you will be mailed an application for COBRA coverage from the COBRA administrator. If you elect COBRA continuation coverage, you must pay the entire COBRA rate. You can get additional information about continuation coverage by calling the COBRA administrator. Your payments for continuation coverage must be made directly to the COBRA administrator.

You will have 60 days after your severance ends to elect continuation coverage. Generally, you will be able to continue your coverage for up to 18 months once you enroll in COBRA. For full details on the current rules for COBRA continuation coverage, please refer to the Midas Group Benefits Plan.

SECTION 7

LIFE INSURANCE

Company provided basic life insurance on your life will continue while you are entitled to severance pay. All other life insurance coverage will end on your termination date.

When your severance pay ends, you are entitled to convert all or part of your own life insurance to an individual policy without a medical examination. To convert, you must send an application and the first quarterly premium to the life insurance administrator within 31 days after your Company-provided life insurance coverage terminates. To obtain an application, call the Human Resources Department to get a Conversion of Group Term Life Insurance Form. You should fill it out and return it to the address noted on the form. For information on the premium rates for conversion coverage, call the life insurance administrator. For full details on the current rules for conversion, please refer to the section on life insurance in the Midas Group Benefits Plan.

SECTION 8

EFFECT ON OTHER BENEFITS

Please be advised that all other benefits (excluding health, dental, and basic life insurance), including Disability Plans, Supplemental Life coverage, EAP, and vision, will cease as of your termination date. These benefits are not available to you while under severance. An employee may not contribute to their 401(k) plan from their severance pay during the severance period. The severance pay or the severance period will not be included for benefit accrual purposes under the defined benefit plan.

SECTION 9

OTHER PLAN INFORMATION

Name and Address of Employer

The Plan is sponsored by:

Midas, Inc.

1300 Arlington Heights Road

Itasca, Illinois 60143-1274

Employer and Plan Identification Number

The Internal Revenue Service has assigned the Company the following employer identification number: 36-1265336. The ERISA plan number assigned to the Plan is 506.

Plan Administration

The Plan Administrator is the Vice President of Human Resources. Administration of the entire Plan is the responsibility of the Plan Administrator. The Plan Administrator may be contacted by phone at 630-438-3000 or in person through the Human Resources Department at the following address:

Midas, Inc.

1300 Arlington Heights Road

Itasca, Illinois 60143-1274

Attn: Plan Administrator

Named Fiduciary

The Named Fiduciary is the Vice President of Human Resources

Fiscal Year of the Plan

The Plan and its records are kept on a plan-year basis. A plan year is the 12-month period beginning each January 1 and ending each December 31.

Agent for Service of Legal Process

Legal process can be served on the Plan by directing it to:

Midas, Inc.

1300 Arlington Heights Road

Itasca, Illinois 60143-1274

Attn: Plan Administrator

Claims Procedure

Procedure for Filing a Claim. In order for you to present a valid claim, it must be in writing on the appropriate claim form (or in such other manner acceptable to the Plan Administrator) and delivered, along with any supporting comments, documents, records and other information, to the Plan Administrator in person, or by mail postage paid, to the address for the Plan Administrator provided in this Summary Plan Description. Claims and appeals of denied claims may be pursued by you or your authorized representative.

Initial Claim Review. The initial claim review will be conducted by the Plan Administrator, who will consider the applicable terms and provisions of the Plan and amendments to the Plan, information and evidence that is presented by you and any other information it deems relevant. In reviewing the claim, the Plan Administrator will also consider and be consistent with prior determinations of claims from other claimants who were similarly situated and which have been processed through the Plan’s claims and appeals procedures within the past 24 months.

Initial Benefit Determination. In the case of a claim, the Plan Administrator will notify you of the Plan’s determination within a reasonable period of time, but in any event within 90 days after receipt of the claim by the Plan Administrator. The Plan Administrator may extend the period for making the benefit determination by 90 days if it determines that such an extension is necessary. You would be notified of this event.

Manner and Content of Notification of Denied Claim. The Plan Administrator will provide you with written or electronic notice of any denial, in accordance with applicable Department of Labor regulations. The notification will set forth:

(a) the specific reason or reasons for the denial;

(b) reference to the specific provision(s) of the Plan on which the determination is based;

(c) a description of any additional material or information necessary for you to perfect the claim and an explanation of why such material or information is necessary; and

(d) a description of the Plan’s review procedures and the time limits applicable to such procedures.

Procedure for Filing a Review of a Denial. Any appeal of a denial by you must be brought to the Plan Administrator within 60 days after receipt of the notice of denial. Failure to appeal within such 60-day period will be deemed to be a failure to exhaust all administrative remedies under the Plan. The appeal must be in writing utilizing the appropriate form provided by the Plan Administrator (or in such other manner acceptable to the Plan Administrator), provided, however, that if the Plan Administrator does not provide the appropriate form, no particular form is required to be utilized by you. The appeal must be filed with the Plan Administrator at the address listed herein. You will have the opportunity to submit written comments, documents, records and other information relating to the claim.

Review Procedures for Denials.

(a) The Plan Administrator will provide a review that takes into account all comments, documents, records and other information submitted by you without regard to whether such information was submitted or considered in the initial benefit determination.

(b) You will be provided, upon request and free of charge, reasonable access to and copies of all relevant documents.

(c) The review procedure may not require more than two levels of appeals of a denial.

Timing of Notification of Benefit Determination on Review. In the case of any claim, the Plan Administrator will notify you within a reasonable period of time, but in any event within 60 days after your request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the review of the denial. If the Plan Administrator determines that an extension is required, written notice will be furnished to you prior to the end of the initial 60-day period indicating the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review, which in any event will be within 60 days from the end of the initial 60-day period. If such an extension is necessary due to your failure to submit the information necessary to decide the claim, the period in which the Plan Administrator is required to make a decision will be suspended from the date on which the notification is sent to you until you adequately respond to the request for additional information.

Manner and Content of Notification of Benefit Determination on Review. The Plan Administrator will provide a written or electronic notice of the Plan’s benefit determination on review, in accordance with applicable Department of Labor regulations. The notification will set forth:

(a) The specific reason or reasons for the denial;

(b) Reference to the specific provision(s) of the Plan on which the determination is based; and

(c) A statement that you are entitled to receive, upon request and free of charge, reasonable access to and copies of all relevant documents.

Statute of Limitations. No cause of action may be brought by you after you have received a final denial later than 180 days following the date of such final denial.

Assignment of Benefits

As required by the terms of the Plan, benefits under the Plan may not be assigned, transferred or pledged to a third party, for example, as security for a loan or other debt.

Financing the Plan

The Company pays its cost for the Plan from its general assets. Benefits payments are made on the authorization of the Plan Administrator in its sole discretion.

The Plan Administrator has the absolute authority and sole discretion to (i) interpret the terms of the Plan, including the Plan’s eligibility provisions and its provisions relating to qualification for and payment of benefits, as well as this Document, (ii) resolve ambiguities in the Plan or this Document, (iii) adopt, amend, and rescind rules and regulations pertaining to its duties under the Plan, and (iv) make all other determinations necessary or advisable for the discharge of its duties under the Plan, including but not limited to findings of facts.

The decisions of the Plan Administrator shall be final and binding on all persons seeking benefits under the Plan. Benefits shall be paid under the Plan only if the Plan Administrator, or its agent or delegate, in its sole discretion, determines that you are entitled to them.

Plan Amendment and Termination

The Company, as Plan sponsor, reserves the right at its discretion to terminate, amend, modify or reduce all or a portion of the benefits offered under the Plan at any time. An eligible employee has no vested right to severance pay or benefits under the Plan. Any amendment or termination will not affect the benefits of those who have already been approved for payment. Benefits for others, however, may be reduced or eliminated at any time. Upon final termination of the Plan, the plan sponsor may make appropriate arrangements to wind up the affairs of the Plan.

Any such termination, amendment, modification or reduction of all or a portion of the benefits offered under the Plan shall be made by a resolution adopted by the Board of Directors of the Company or such other procedure as is authorized by the Board. This may be done at any time and without notice.

Notwithstanding anything to the contrary herein, the Plan may not be amended, modified or terminated during the Protection Period in a manner adverse to eligible employees or participants in the Plan.

Exceptions to the Plan may be made only by the CEO or the Vice President of Human Resources.

Statement of ERISA Rights

The following statement is required by federal law and regulations. As a participant in the Plan described in this Document, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

•	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a copy of a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

•	Obtain a statement telling you whether you are eligible, under the Plan, to receive a benefit and, if so, what your benefit would be. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees.

If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these fees, for example, if it finds your claim is frivolous. If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the Pension and Welfare Benefits Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefit Administration, U.S. Department of Labor, 200 Constitution Ave., N.W., Washington, D.C. 20210.